INTERIM INVESTMENT ADVISORY AGREEMENT

THIS INTERIM INVESTMENT ADVISORY AGREEMENT (“Agreement”) made as of the 18th day of July, 2011 by and between Dean Investment Associates, LLC (“you”), an Ohio limited liability company, and Unified Series Trust (the “Trust”), an Ohio business trust.

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Act”), and is currently authorized to issue separate series of shares, each having its own investment objective, policies and restrictions, all as more fully described in the prospectus and the statement of additional information constituting parts of the Trust’s Registration Statement on Form N-lA filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Act (the “Registration Statement”); and

WHEREAS, the Trust is engaged in the business of investing and reinvesting the assets of each of its series in securities (“the portfolio assets”) of the type and in accordance with the limitations specified in the Trust’s Agreement and Declaration of Trust (the “Declaration”) and Registration Statement, and any representations made in its prospectus and statement of additional information, all in such manner and to such extent as may from time to time be authorized by the Trustees; and

WHEREAS, the Trust has established the Dean Mid Cap Value Fund (the “Fund”) as a series of the Trust, and wishes to employ you to manage the investment and reinvestment of the Fund’s portfolio assets as above specified and, without limiting the generality of the foregoing, to provide management and other services specified below, subject to the requirements of Rule 15a-4 under the Act; and

WHEREAS, the Trust acknowledges that it has received prior to entering into this Agreement a copy of Form ADV Part 2 as filed with the Commission.

NOW, THEREFORE, the parties agree as follows:

1.           ADVISORY SERVICES

You will regularly provide the Fund with such investment advice as you in your discretion deem advisable and will furnish a continuous investment program for the Fund consistent with the Fund’s investment objectives and policies as set forth in its then current Prospectus and Statement of Additional Information. You will determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objectives, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board of Trustees for the Trust (the “Board”) may from time to time establish. You will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and committees of the Board regarding the conduct of the business of the Fund. You also will be responsible for voting proxies with respect to securities held by the Fund and reporting the Fund’s proxy voting record to the Fund’s administrator in the form required by the SEC or its staff on Form N-PX.

You may delegate any or all of the responsibilities, rights or duties described in this Agreement, with respect to all or a portion of the Fund, to one or more sub-advisers who shall enter into agreements with you; provided that each sub-adviser and your agreement with such sub-adviser are approved by the Board including a majority of the Trustees who are not interested persons of you, the sub-adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (unless exempted by an applicable order of the SEC or its staff issued under the Investment Company Act of 1940, as amended (the “1940 Act”) by a vote of the holders of a majority of the outstanding voting securities of the Fund.  Any such delegation shall not relieve you from any liability hereunder.

2.           ALLOCATION OF CHARGES AND EXPENSES

You will pay the compensation and expenses of any persons rendering any services to the Fund who are officers, directors, equity owners or employees of your company, as well as those of any sub-advisers retained pursuant to paragraph 1 above, and will make available, without expense to the Fund, the services of such of your employees as may duly be elected officers or trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The compensation and expenses of any officers, trustees and employees of the Trust who are not officers, directors, equity owners or employees of your company will be paid by the Fund. You will pay all expenses incurred by the Trust in connection with the organization of the Fund and the costs of obtaining the initial registration of Fund shares with the SEC pursuant to a post-effective amendment to the Trust’s registration under the 1940 Act. You also will bear any expenses incurred in connection with voting proxies with respect to securities held in the Fund’s portfolio.

The Fund will be responsible for the payment of all operating expenses of the Fund, including salary and expenses incurred by the Fund in connection with membership in investment company organizations; brokerage fees and commissions; fees and expenses of legal counsel to the Trust and legal counsel to the independent Trustees, fees and expenses of the Trust’s independent public accountants; expenses of registering Fund shares under federal and state securities laws; insurance expenses; taxes or governmental fees; borrowing costs (such as interest and dividend expenses on securities sold short); fees and expenses of the custodian, transfer agent, shareholder services agent, dividend disbursing agent, plan agent, administrator, accounting and pricing services agent and distributor of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the fees and expenses of officers and trustees of the Trust who are not affiliated with you (including, but not limited to, fees and expenses of the Chief Compliance Officer of the Trust); the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and statements of additional information for delivery to the Fund’s shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; such extraordinary or non-recurring expenses as may arise, including any Legal Action (defined below) to which the Trust may be a party or to which it may otherwise be subject and indemnification for the Trust’s officers and Trustees with respect thereto; or any other expense not specifically described above incurred in the performance of the Fund’s obligations. All other expenses not assumed by you and incurred by the Fund in connection with its operations will be borne by the Fund. The Fund will also pay any expenses which it is authorized to pay pursuant to Rule 12b-1 under the 1940 Act.

You may obtain reimbursement from the Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

In the event that the Fund is subject to an examination, inquiry or administrative action by the SEC staff or other federal or state regulator or self-regulatory organization, or if the Fund becomes the subject of any complaint, lawsuit or subpoena by any regulator, shareholder of the Fund or other party (collectively, “Legal Action”), you agree that any expense or cost incurred as a result of the Legal Action (including settlement costs) and not paid by the Fund as required above shall be paid directly by you. Expenses may include, but are not limited to, legal expenses; out-of-pocket expenses and normal hourly fees of the Trust’s administrator, fund accountant, transfer agent, distributor, or auditor; standard fees related to meetings of the Board; out-of-pocket expenses and normal hourly fees of the Trust’s Chief Compliance Officer; and any other expenses incurred as reasonably necessary, as determined by the Board, in order to respond to or comply with any Legal Action.  If not paid by the Fund as required above, you agree to pay or reimburse such expenses promptly upon receipt of an invoice outlining each expense. This provision shall not apply to the extent that such Legal Action is brought as a result of the negligence, willful misfeasance or fraud of another service provider to the Fund as determined by the Board in its reasonable discretion. This provision shall survive termination of this Agreement.

3.           COMPENSATION OF THE ADVISER

For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee at the annual rate of 1.00% of the average value of its daily net assets.

The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Trust’s Declaration of Trust or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

You agree that the Board of Trustees may suspend the payment of the advisory fee set forth above if you fail to follow directions of the Board as communicated to you in writing on behalf of the Board by its agents or the Trust’s administrator, and that such suspension may continue until such time as you reasonably comply with such directions.

During the term of this Agreement, the advisory fee earned by you shall be held in an interest-bearing escrow account with the Fund’s custodian,  Huntington National Bank, located at 41 South High Street, Columbus, Ohio 43215, and shall be paid out to you as follows:

(a)           if a majority of the Fund’s outstanding voting securities (as defined in the Act) approve a new investment advisory agreement with you on or before the date that this Agreement is terminated pursuant to Section 7 below, the amount in the escrow account (including interest earned) shall be paid to you; or

(b)           if a majority of the Fund’s outstanding voting securities (as defined in the Act) do not approve a new investment advisory agreement with you, you shall be paid, out of the escrow account, the lesser of:
i.	any costs incurred by you in performing this Agreement (including any interest earned on that amount while in escrow); or

ii.	the total amount in the escrow account (including interest earned).

4.           EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you (and/or any sub-advisers retained pursuant to paragraph 1 above (collectively for this purpose referred to as “you”)) will arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by you, subject to review of this selection by the Board from time to time. You will be responsible for providing trade tickets on a timely basis to Huntington Asset Services, Inc., the Trust’s administrator, following the execution of trade orders. You agree to comply with the Trust’s Valuation Procedures, as adopted by the Board and amended from time to time, in determining the fair value of securities held in the Fund’s portfolio as required by the Valuation Procedures from time to time.

You will be responsible for the negotiation and the allocation of principal trades and portfolio brokerage. In the selection of brokers or dealers and placing of orders, you are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and the other accounts over which you exercise investment discretion to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and applicable SEC guidance. You are authorized to pay a broker or dealer who provides such eligible brokerage and research services a commission for executing a Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction; provided that you determine that the research or brokerage service meets the statutory definition, that the eligible product or service actually provides lawful and appropriate assistance in the performance of your investment decision-making responsibilities; and that the amount of commissions paid by the Fund is reasonable in light of the value of products or services received. The determination may be viewed in terms of either a particular transaction or your overall responsibilities with respect to the Fund and to accounts over which you exercise investment discretion. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable.

You may place portfolio transactions with brokers or dealers that promote or sell the Fund’s shares so long as such placements are made pursuant to policies approved by the Board that are designed to ensure that the selection is based on the quality of the broker’s execution and not on its sales efforts.

Subject to the provisions of the 1940 Act, and other applicable law, you, any of your affiliates or any affiliate of your affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you give any advice to clients of yours concerning shares of the Fund, you will act solely as investment adviser for such client and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others, including other registered investment companies.

5           LIMITATION OF LIABILITY OF ADVISER

You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither you nor your shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, member, shareholder or agent of you, who may be or become an officer, director, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, member, shareholder or agent of you, or one under your control or direction, even though paid by you.

6.           DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall become effective on the date hereof and shall remain in effect for a period of no more than 150 days.  Notwithstanding the foregoing:

(a)           the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 10 days written notice of a decision to terminate this Agreement by (i) the Board of Trustees; or (ii) the vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund;

(b)           you may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to the Trust;

(c)           this Agreement shall terminate immediately upon the effectiveness of any new investment advisory agreement that has been approved by a majority of the Fund’s outstanding voting securities (as defined in the Act) at a meeting called for that purpose; and

(d)           this Agreement shall automatically terminate in the event of any assignment by you.  The term “assignment” as used in this paragraph shall have the meaning ascribed thereto by the Act and any regulations or interpretations of the SEC thereunder.

The provisions of Section 2 of this Agreement shall survive its termination.

7.           USE OF NAME

The Trust and you acknowledge that all rights to the term “Dean” belongs to you, and that the Trust is being granted a limited license to use such term in its Fund name or in any class name. In the event you cease to be the adviser to the Fund, the Trust’s right to the use of the name “Dean” shall automatically cease on the 90th day following the termination of this Agreement. The right to the name may also be withdrawn by you during the term of this Agreement upon 90 days’ written notice by you to the Trust. Nothing contained herein shall impair or diminish in any respect, your right to use the term “Dean” belongs in the name of, or in connection with, any other business enterprises with which you are or may become associated. There is no charge to the Trust for the right to use this name.

8.           AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the SEC or its staff) by vote of the holders of a majority of the outstanding voting securities of the series to which the amendment relates.

9.           LIMITATION OF LIABILITY TO TRUST PROPERTY

The term “Trustees” means and refers to the Trust’s trustees from time to time serving under the Trust’s Declaration of Trust as the same may be amended from time to time. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Trust’s Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust. A copy of the Declaration of Trust is on file with the Secretary of the State of Ohio.

10.           SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

11.           QUESTIONS OF INTERPRETATION

(a) This Agreement shall be governed by the laws of the State of Ohio.

(b) For the purpose of this Agreement, the terms “majority of the outstanding voting securities,” “control,” “assignment” and “interested person” shall have their respective meanings as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

12.           NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust is 2960 N. Meridian Street, Suite 300, Indianapolis, IN  46208, and your address for this purpose shall be 3500 Pentagon Boulevard, Suite 200, Beavercreek, Ohio 45431.

13.           COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.           BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

15.           CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

UNIFIED SERIES TRUST

By: /s/ John Swhear
John Swhear, Senior Vice President

DEAN INVESTMENT ASSOCIATES, LLC.

By: /s/ Stephen M. Miller
Name:  Stephen M. Miller
Title:  President